Exhibit 99.1

News Release

Contact: Dian Griesel Investor Relations Group 11 Stone Street, 3rd Floor New York, NY 10004 212-825-3210 Fax: 212-825-3229 www.investorrelationsgroup.com	Michael Jorgensen Chief Financial Officer DOBI Medical International, Inc. 201-760-6464 Fax: 201-760-8860 www.dobimedical.com. Trading Symbol: DBMI.OB

DOBI Medical International Highlights New Management Appointments

Company Names Vice Chairman of Operations and Interim CEO

Mahwah, New Jersey – May 3, 2006 – DOBI Medical International, Inc. (OTCBB:DBMI) announced that Steve M. Barnett, a member of the Board of Directors of DOBI Medical International since April 2005, has been appointed to serve in the role of Non-Executive Vice Chairman of Operations.

"Steve’s experience in assisting companies with strategic planning, market assessments, and corporate development has been invaluable in our efforts to achieve the Company’s goals,” said Robert B. Machinist, Chairman of DOBI Medical.

"It has been an exciting time at DOBI Medical,” commented Mr. Barnett. “I am honored by this new appointment and look forward to working closely with our very talented management team while serving in this new capacity.”

In addition to his service with DOBI Medical, Mr. Barnett currently serves on the Board of UCN, Inc., where his efforts focus on the company's strategic direction, operating initiatives and mentoring of senior management. He also is on the Board of Medis Technologies, Ltd., Bank Leumi USA, Joseph A. Freed & Associates, and Grayhill, Inc. Mr. Barnett is the former co-founder of Apelco Health Service, Inc. where he served as CEO and Principal until 1979. Prior to that time, he practiced law in Chicago.

The Company also appointed Michael R. Jorgensen as Interim Chief Executive Officer following the resignation of Phillip C. Thomas, co-founder of DOBI Medical. Mr. Jorgensen, who has been with DOBI since, 2003 will continue his responsibilities as Chief Financial Officer.

“I have a lot of faith in the ComfortScan® system and the medical benefits it will bring to women worldwide,” said Mr. Jorgensen. “I look forward to helping lead the company as we execute our business plan.”

Mr. Machinist stated, "The Board and I have great confidence in both Mr. Jorgensen and Mr. Barnett's leadership in their added roles as we aggressively pursue the submission of our PMA and receipt of FDA approval of our ComfortScan system."

About DOBI Medical International, Inc.

DOBI Medical is a developmental stage, medical imaging company working to create a new means for the improved diagnosis of malignant breast disease through the identification of abnormal vascularization ("angiogenesis") associated with tumors. The Company’s first application of the technology is the ComfortScan® system, a gentle, noninvasive, and nonionizing, optical imaging system designed to assist physicians in the identification and management of breast cancer as an adjunct to screening mammography. The ComfortScan system is intended to achieve this by providing new, physiology-based imagery of abnormal vascularization in the breast that is not readily available today. The ComfortScan system has CE Mark and UL designations, and DOBI Medical is a certified ISO 9001:2000, ISO 13485:2003 and CAN/CSA:ISO 13485 company. The ComfortScan system is not yet commercially available in the U.S. as it is limited by U.S. law to investigational use until approved by the FDA, which cannot be guaranteed. To date, sales of the ComfortScan system to international distributors have been limited to sales for investigational use for installation at clinical trial sites. For more information on DOBI Medical International or the ComfortScan system, visit www.dobimedical.com.

CAUTIONARY STATEMENT FOR FORWARD-LOOKING STATEMENTS

Statements contained in this press release may contain information that includes or is based upon certain "forward-looking statements" relating to our business. These forward-looking statements represent management's current judgment and assumptions, and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as "anticipates," "plans," "believes," "expects," "projects," "intends," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, including without limitation, those relating to our ability to timely and successfully complete our U.S. Food and Drug Administration (“FDA”) patient Pre-Market Approval (“PMA”) clinical trials, as well as our other clinical trials being conducted around the world; our ability to timely and successfully complete and submit to the FDA our PMA application of the PMA clinical trial results; the timely and final approval by local foreign governments of our ComfortScan system as an adjunct to mammography in various international markets; the success and continued improvements of our product development and research efforts, including without limitation, our ability to timely and successfully release version 2.1 and subsequent versions of our ComfortScan system; our ability to timely meet U.S. and foreign government laws and industry standards; our ability to meet U.S. and foreign medical device quality regulation standards required to maintain our CE Mark, and ISO, UL and FDA export certifications; our ability to timely deliver our products into international markets; the acceptance, adoption, and use of our ComfortScan system by physicians, imaging clinics, and patients; and our ability to obtain third-party reimbursement from U.S. and foreign governments and private payers.

Any one of these or other risks, uncertainties, other factors, and any inaccurate assumptions, may cause actual results to be materially different from those described herein or elsewhere by us. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission, which we strongly urge you to read and consider, including the "Risk Factors" as set forth in our 2005 Annual Report on Form 10-KSB, which may be accessed from our website at www.dobimedical.com. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in our reports filed with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements. ~xxx~

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